EXHIBIT 10.2

June 22, 2009

J. Raymond Elliott
54595 County Road 8
Middlebury, IN  46540

Dear Ray:

On behalf of Boston Scientific Corporation, we are very pleased to confirm our offer of employment to you.  Your initial position of employment with Boston Scientific, commencing June 23, 2009 (the “Commencement Date”), will be in the part-time role of Senior Advisor, reporting to the Chairman of the Board of Directors.  Thereafter, effective no later than July 13, 2009, you will become the full-time President and Chief Executive Officer of Boston Scientific.  As part of this offer, we are recommending your nomination (subject to Board approval) as a member of Boston Scientific’s Board of Directors and Executive Committee. We look forward to a productive and successful working relationship and to your formal acceptance of this offer of employment.

This letter, the enclosed Employee Agreement (attached as Appendix 1) and our Code of Conduct summarize our understanding of the terms of your employment and provide you the means to accept our offer as described.

COMPENSATION
Through annual and long-term programs, Boston Scientific's compensation programs provide our employees with significant compensation opportunities on a pay for performance basis.  The objective of these programs is to recognize and reward both individual and company performance.

Sign-on Bonus:  Within ten days following your becoming Chief Executive Officer, you will be paid a sign-on bonus of $1.5 million.

Base Salary:  While you serve as Senior Advisor, you will be paid a base salary at the annualized rate of $600,000.  Base annualized gross salary for the position of President and Chief Executive Officer will be $1.2 million, currently payable in bi-weekly installments.  Your performance and compensation will generally be reviewed on an annual basis.  The Boston Scientific performance year currently runs from January 1 through December 31 of each year.

Performance Incentive Plan:  The Performance Incentive Plan provides employees with the opportunity for a variable financial incentive in recognition of individual and company performance in a given year.  You are eligible to participate in the annual Performance Incentive Plan beginning this year and you will be eligible to receive a prorated bonus amount for 2009.  Per the current plan, your annual target incentive is 120% of base salary.  Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals.  With respect to your bonus for 2009, 100% will be paid in the form of Deferred Stock Units under Boston Scientific’s 2003 Long-Term Incentive Plan (“DSUs”), valued at the closing price of our common stock on the date on which your bonus is determined by the Compensation Committee of the Boston Scientific Board of Directors (the “Compensation Committee”).  These DSUs will be fully vested upon issuance and payable on the fourth anniversary of issuance.  With respect to your bonus for each subsequent year, you will be given the opportunity to elect, no later than May 31 of the year for which the bonus is paid (but in no event after the time in which the bonus has become “readily ascertainable” within the meaning of Section 409A of the Internal Revenue Code of 1986) the portion of the bonus that will be paid in cash and the portion that will be paid in DSUs.  Under the current plan, you must be an active employee on December 31 of the then current year to be eligible for payment. A copy of the 2009 Performance Incentive Plan has already been provided to you.

Equity:  As part of this offer of employment, the Compensation Committee has determined that you be granted on the Commencement Date, (a) one million shares of restricted DSUs (“Restricted DSUs”), and (b) non-qualified options to purchase 3.4 million shares of Boston Scientific common stock (1.4 million shares from the 2000 Long-Term Incentive Plan and two million shares from the 2003 Long-Term Incentive Plan).  In addition, you will be granted a non-qualified option to acquire 600,000 shares of Boston Scientific common stock in 2010 on the date that long-term incentive awards are made to senior executives of Boston Scientific generally.  Further, 1.250 million DSUs (the “Performance Shares”) will be granted to you on the Commencement Date, which Performance Shares will be earned and settled in shares of our common stock in 250,000 increments on each of the dates (occurring prior to December 31, 2012) on which, while you remain employed by Boston Scientific, Boston Scientific common stock’s average closing price for any ten consecutive trading days equals or exceeds $20.00, $22.50, $25.00, $27.50 and $30.00.  In applying the foregoing trading price thresholds, the relevant Performance Shares will be earned and settled only on the first occasion on which the corresponding ten-day price target is attained, but if a higher price target is attained before one or more lower price targets have been attained, not only the Performance Shares corresponding to such higher target, but also those corresponding to such previously unattained lower targets, shall be earned and settled.  (By way of illustration, but not limitation, if as of a given date Boston Scientific common stock’s average closing price for the previous ten consecutive trading days equals $27.50, without the $20.00, $22.50 or $25.00 targets previously having been attained, one million Performance Shares will be earned and settled as of such date.)  Any Performance Shares that have not been earned by December 31, 2012 shall be forfeited.  Our Long Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the company’s strategic and operating goals.  Except for the awards specifically provided for herein, no additional grants of equity-based awards are expected to be made to you prior to the third anniversary of the Commencement Date.

Restricted DSUs.  Each tranche of Restricted DSUs will be payable (through delivery of unrestricted shares of Boston Scientific common stock) on the December 31 of the year in which such Restricted DSUs vest.  One-third of the Restricted DSUs will vest on the first anniversary of the Commencement Date, and thereafter on each monthly anniversary of such date 1/36th of the Restricted DSUs will vest until the Restricted DSUs are fully vested on the third anniversary of grant, in each case contingent on your continued employment through such date.  If you are involuntarily terminated (except for Cause), all the Restricted DSUs will vest in full.  In all other respects the Restricted DSUs will be subject to the terms of the applicable Long-Term Incentive Plan and Restricted DSU Award Agreement, a form of which has been provided to you.  “Cause” is defined for purposes of every aspect of this letter to mean:  (a) conduct constituting a material act of misconduct in connection with the performance of your duties; or (b) criminal or civil conviction, a plea of nolo contendere or conduct that would reasonably be expected to result in material injury to the reputation of Boston Scientific if you were retained in your position with Boston Scientific.  In addition, in accordance with the applicable Long-Term Incentive Plan, the Restricted DSUs will vest in full and become immediately payable upon your Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the applicable Long-Term Incentive Plan).

Non-Qualified Stock Options.  The option grants will provide you with the opportunity to purchase shares of Boston Scientific common stock.  The grant date and exercise price per share for the initial option grant will be set on the Commencement Date, with the exercise price per share for the initial option grant being the closing price of Boston Scientific common stock on the Commencement Date.  The 2010 option grant will have an exercise price per share equal to the closing price of Boston Scientific common stock on the date of grant.  The initial option grant and the 2010 option grant each will vest as to one quarter of the shares subject thereto on each of the first four anniversaries of grant until the option is fully vested on the fourth anniversary of grant, in each case contingent on your continued employment through such date.  The options may be exercised on a net exercise basis, with shares withheld to pay the exercise price and applicable taxes.  The options will expire on the 10th anniversary of the grant date.  In all other respects the option grants will be subject to the provisions of the applicable Long Term Incentive Plan and Non-Qualified Stock Option Agreement, a form of which has been provided to you.  If you are involuntarily terminated (except for Cause) the options will vest in full.  In addition, in accordance with the applicable Long Term Incentive Plan, your unvested stock options will accelerate upon your Disability, Retirement, death or a Change in Control of Boston Scientific (as those terms are defined in the applicable Long Term Incentive Plan) and remain exercisable until the expiration of the stated term of the stock option.

RELOCATION
Boston Scientific will acquire your home in Indiana at a price (not to exceed $1.5 million) equal to the sum of the original purchase price plus the cost of documented improvements.  The Indiana property will be purchased no earlier than September 15, 2009.  Boston Scientific will pay all reasonable and customary moving and relocation expenses with dispersal to Rosseau, Ontario or Boston, Massachusetts.  Upon any involuntary termination of your employment without Cause prior to the fifth anniversary of the Commencement Date or upon your Retirement (as defined in the Executive Retirement Plan), death, Disability or a Change in Control of Boston Scientific, Boston Scientific agrees at your election to repurchase your then Boston area residence at a purchase price equal to your original purchase price plus the cost of documented improvements.

At an appropriate time, please contact Boston Scientific’s U.S. Domestic Relocation Manger to arrange for the particulars of your relocation.

BENEFITS
Enclosed is descriptive literature regarding Boston Scientific’s current benefit programs.  You should review this information prior to your start date so you are prepared to enroll within your first 31 days of employment. Please understand that the company reserves the right to unilaterally amend or terminate any of these programs, or to require or change employee premium contributions toward any benefits.  Please note that at this time you will not be eligible to participate in the Executive Allowance Plan.

Executive Retirement Plan:  You will be eligible to participate in the Executive Retirement Plan once you satisfy the five-year service requirement.  Among other things, if you satisfy the service requirement you will be eligible to receive certain benefits provided in that Plan, including a lump sum payment equal to 2.5 months of base salary times your years of actual service, subject to a maximum benefit of 36 months.  A copy of Boston Scientific’s Executive Retirement Plan has already been provided to you.  Following the third anniversary of the Commencement Date, but prior to your eligibility to participate in the Executive Retirement Plan, you will be entitled to a lump sum benefit upon  termination of employment  other than for Cause equivalent to that available to an eligible participant in the Executive Retirement Plan, calculated using your actual years of service (rather than the five years’ minimum service required under such plan) and otherwise subject to the same terms and conditions as would apply under such plan.

Aircraft Use:  Boston Scientific will provide you with reasonable and customary personal use of corporate-owned aircraft in accordance with the company’s current practice with respect to the Chief Executive Officer, including (a) round-trip weekend home visits when required, (b) Margaret Elliott’s visits to Boston one or two weeks per month and generally accompanied by you, (c) occasional visits to children combined with normal and required business trips and (d) for standard annual vacations.  All personal use of aircraft will result in imputed income based on U.S. Department of Transportation SIFL rates as required by law, and you will not be reimbursed for any taxes resulting from such imputed income.

Boston Scientific Retention and Indemnification Agreements:  Boston Scientific also provides retention and indemnification agreements to its key executives.  In general, the retention agreement entitles you as a member of our Executive Committee to a lump sum payment of three times your base salary and assumed on-plan incentive bonus if either your employment is terminated (other than for cause) or if your duties are diminished following a change in control of Boston Scientific.  Notwithstanding the provisions of the retention agreements applicable to other executives, you have agreed that the retention agreement applicable to you will not provide for any “gross-up” of excise taxes that may be imposed on you pursuant to Section 4999 of the Internal Revenue Code.  Indemnification by Boston Scientific is also extended to key executives for liability arising in the proper performance of one’s responsibilities as an executive officer of Boston Scientific.  A form of each agreement has already been provided to you (in the case of the retention agreement, not yet reflecting the elimination of gross-up provisions agreed by you).

AUTHORIZATION TO WORK
Please note that this offer of employment is contingent upon your ability to provide, on your first day of employment, a completed I-9 form and acceptable original documents that will establish your identity and authorization to work in the U.S. in compliance with the Immigration Reform and Control Act of 1986, a federal law.  Please see the enclosed document “Orientation for New Hires” for a list of acceptable identification documents.  It is Boston Scientific’s practice to require that these original identification documents be presented on the first day of employment, so please remember to bring them.

TAX WITHHOLDING
All amounts of compensation hereunder shall be subject to withholding for applicable income and employment taxes and all Boston Scientific policies related to withholding.

BACKGROUND VERIFICATION
A background verification and reference check satisfactory to Boston Scientific shall be a condition to this offer, and by signing in the space provided below you consent to Boston Scientific conducting such background verification and reference check.

EMPLOYMENT AT WILL
Although you have made a five year employment commitment to Boston Scientific, upon acceptance of this offer and your active start of employment, you will become an “at will” employee of Boston Scientific.  This means that you will be free to resign at any time; provided, that you give Boston Scientific at least four months’ prior written notice of any such resignation.  Likewise, Boston Scientific will have the right to terminate your employment at any time for any or no reason; provided, however, that, except in the case of an involuntary termination for Cause, Boston Scientific will provide you with four months’ prior written notice of termination (or payment of compensation in lieu of such notice).  Acceptance of this offer acknowledges your understanding and acceptance of the “at will” nature of your employment.

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ACCEPTANCE
This offer letter is contingent upon the following:

•	Successful completion of reference and background checks;
•	An acceptance no later than June 23, 2009
•	A start date to be mutually agreed upon, but no later than June 23, 2009; and
•
Your return of all completed, signed paperwork listed on the enclosed New Employee Checklist, including but not limited to the Employee Agreement, so that Boston Scientific receives it four (4) business days before your start date.

Please indicate your acceptance of this offer of employment and agreement with the terms described in the enclosed documents by completing, signing and returning all enclosed paperwork at least four (4) business days before your start date.  The Code of Conduct, Benefits Literature and policy documents should be retained by you for your records.

Ray, we believe that the opportunity here with Boston Scientific will be a mutually rewarding one and we look forward to your acceptance of this offer.

Sincerely,

________________________
Pete M. Nicholas
Chairman of the Board

Agreed to and Accepted by ___________________________________   Date:_____________
                                           J. Raymond Elliott

Enclosures:
Employee Agreement
Benefits Literature
Code of Conduct
New Employee Checklist/Forms/Equal Employment Policy Statement
Policy Against Harassment
Orientation for New Hires